EXHIBIT 10.3

AMENDMENT NO. 4 TO
LNG SERVICES AGREEMENT

This Amendment No. 4 (this “Amendment”) dated April 1, 2011, amends that certain LNG Services Agreement dated March 26, 2010 and effective as of April 1, 2010, as amended by Amendment No. 1 to LNG Services Agreement, dated June 24, 2010 and effective as of July 1, 2010, Amendment No. 2 to LNG Services Agreement, dated December 16, 2010, and Amendment No. 3 to LNG Services Agreement, dated February 15, 2011 (as amended, the “Original Agreement”), by and between Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”) and JPMorgan LNG Co., a Delaware company (“LNGCo”). CMI and LNGCo are sometimes individually referred to as a “Party” and, collectively, referred to as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Agreement.
WHEREAS, the Parties desire to amend the Original Agreement in accordance with the terms of this Amendment; and
NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Amendment to Section 1.1. Section 1.1 of the Original Agreement is hereby amended by deleting the definition of “Inventory Purchase Option” where it appears therein, and adding a definition of “Inventory Purchase” in proper alphabetical order as follows:

“Inventory Purchase” means the obligation of CMI to purchase the quantity of LNGCo's inventory remaining in the storage tanks of the Sabine Pass Terminal as of the last day of the Term pursuant to the terms and conditions of Section 9.7. Title to such LNG inventory purchased by CMI shall pass from LNGCo to CMI on the final day of the calendar month of the Term, or such other day as the Parties may agree, at the Tailgate Price.”
2. Amendment to Section 9.2.    Section 9.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“9.2    Termination Option. Each of CMI and LNGCo shall have the option to terminate this Agreement by delivering to the other Party written notice of the exercise of its option to terminate this Agreement (the “Early Termination Notice”). Such termination shall become effective on the last day of the calendar month immediately following the calendar month in which the Early Termination Notice was delivered to the non-terminating Party (such day, the “Early Termination Date”). To the extent that either Party gives such notice, such Party shall also give a notice of termination under the LNG Terminal Export Agreement dated as of August 26, 2010, between LNGCo and Sabine."

3.Amendment to Section 9.7.

(a)Section 9.7(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    CMI shall purchase any LNGCo inventory remaining in storage at the Sabine Pass Terminal as of the last day of the Term (other than such inventory (i) that was delivered pursuant to a Term Purchase Agreement, (ii) which LNGCo has contracted to sell to a third party with a delivery period occurring after the end of the Term, or (iii) which is identified in any of the scenarios in the Initial Sales Plan applicable to such inventory to be exported and sold with a delivery period occurring after the end of the Term, which such inventories shall remain with LNGCo) in situ, as LNG inventory and without regasification, from LNGCo pursuant to the Inventory Purchase at the Tailgate Price. In connection with any such sale, LNGCo shall have the right to unwind or enter into offsetting hedge transactions for any hedge agreements entered into in connection with such inventory and the gains or losses of such unwinding or offsetting shall be included in the calculation of Adjusted Gross Margin. If not already included in the daily transaction report that LNGCo is obligated to deliver to CMI as provided in Section 4.1(e), LNGCo shall promptly notify CMI of such actions and provide all information reasonably required by CMI to determine the impact of such action upon Adjusted Gross Margin and to counterbalance CMI's own books accordingly. Upon CMI's exercise of the Inventory Purchase, CMI and LNGCo shall enter into a NAESB Standard 6.3.1, Revision September 5, 2006, Base Contract for Sale and Purchase of Natural Gas and execute a confirmation thereto. CMI shall prepay LNGCo for such LNG inventory five (5) Business Days prior to the effective date of the title transfer for such LNG inventory based on LNGCo's reasonable estimate of the Tailgate Price.”

(b)Section 9.7 of the Original Agreement is hereby amended by adding a new Section 9.7(c) as follows:

“(c)    Upon CMI's Inventory Purchase, CMI shall use commercially reasonable efforts to maximize the sales proceeds of the inventory purchased thereunder. Following the completion of such sale or sales, CMI shall pay LNGCo, within fifteen (15) Business Days of the completion of delivery of such sale or sales, the applicable percentage of the sales revenue (or proceeds) of such inventory less all direct costs incurred in selling such inventory less the purchase price of such inventory (the “Inventory Gross Margin”), as follows: (a) if the the aggregate Cargo Lock Value determined as of the Termination Date is less than two (2) times the aggregate amount of Fixed Fees that had been paid from the Effective Date through the Termination Date, CMI shall pay LNGCo 50% of the Inventory Gross Margin until the aggregate Cargo Lock Value plus the amount paid by CMI to LNGCo pursuant to this subclause (a) equals two (2) times the aggregate amount of Fixed Fees that had been paid from the Effective Date through the Termination Date, and CMI shall pay LNGCo 10% of the Inventory Gross

Margin thereafter, otherwise (b) CMI shall pay LNGCo 10% of the Inventory Gross Margin.”
4.Advance Payment of Adjusted Gross Margin. Upon execution of this Amendment, LNGCo shall pay $1,950,000.00 to CMI. The Parties agree that for the purpose of determining amounts payable under Section 5.1(b) of the Original Agreement, Adjusted Gross Margin and Estimated Adjusted Gross Margin shall be reduced by an amount equal to two (2) times such payment amount.

5.No Other Changes; Reference. Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect.

6.Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the State of New York, without regard to principles of laws (whether of the State of New York or any other jurisdiction).

7.Counterparts. This Amendment may be executed in counterparts and if so executed by each Party hereto, all copies together shall constitute a single agreement.
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CHENIERE MARKETING, LLC

By:	/s/ Davis Thames
Name:	Davis Thames
Title:	President

JPMORGAN LNG Co.

By:	/s/ Paul J. Posoli
Name:	Paul J. Posoli
Title:	President

Signature Page to Amendment No. 4 to LNG Services Agreement